Exhibit 10.13

DEFERRED COMPENSATION PLAN

1. Establishment and Purpose of Plan

      1.1 Establishment and Duration of Plan. The Board of Directors of First Interstate BancSystem, Inc. (“FIBS”), hereby establishes the First Interstate BancSystem, Inc. Executive Non-Qualified Deferred Compensation Plan (the “Plan”), effective as of November 20, 1998.

      1.2 Purpose of Plan. The purpose of the Plan is to provide Participants with benefits upon their retirement or termination of employment, as provided herein.

2. Definitions.

      2.1 Pronouns and Plurals. Wherever any words are used herein in the masculine, feminine or neuter, they shall be construed as though they were also used in another gender in all cases where they would so apply, and whenever any words are used herein in the singular or plural form, they shall be construed as though they were also used in the other form in all cases where they would so apply, unless the context clearly indicates the contrary.

      2.2 Defined Terms. Wherever used herein, unless a different meaning is clearly required by context, the following terms are defined as set forth below:

(a)	“Account” means a Participant’s Deferred Compensation Account and/or Stock Option Deferral Account, as applicable.

(b)	“Affiliate Board” means the board of directors of First Interstate Bank (Wyoming charter) and the board of directors of First Interstate Bank (Montana charter).

(c)	“Beneficiary” means the person or persons who are designated by a Participant, in his Designation of Beneficiary, to receive payments under the Plan. The most recent Designation of Beneficiary signed and dated by the Participant replaces any prior designations.

(d)	“Board” means the Board of Directors of FIBS.

(e)	“FIBS” means First Interstate BancSystem, Inc., a Montana corporation, its successors and any affiliated or subsidiary entities designated by the Board.

(f)	“Compensation” means all salary and bonuses (after required withholdings) and directors’ fees paid or payable by FIBS to a Participant during the calendar year for services rendered to or for the benefit of FIBS. Compensation does not include expense reimbursements or any form of non-cash compensation or benefits.

(g)	“Deferral Commitment” means a Salary Deferral Commitment, a Bonus Deferral Commitment or a Directors’ Fees Deferral Commitment made by a Participant pursuant to Section 4 and which is set forth in a Participation Agreement which has been submitted by the Participant to the Plan Administrator.

(h)	“Deferral Period” means each period for which a Participant is entitled to receive payment of Compensation a portion of which the Participant may elect to defer under this Plan. The Deferral Period shall be one calendar year, or such part of the year during which the Participant is eligible under Section 3. The Deferral Period may be modified pursuant to Section 4.5. A Participant is required to submit a Participation Agreement for each Deferral Period.

(i)	“Deferred Compensation” means the amount of a Participant’s Compensation which he elects to defer under the Plan. A Participant may not change his deferral election during a Deferral period except as provided in Section 4.5. All deferrals of Compensation under this Plan must be made before a Participant is entitled to receive such Compensation from FIBS and before he has performed the services for which such Compensation is payable; however, a Participant shall not be deemed to have performed the services for which a bonus is payable until the last day of the calendar year, since such services are not completed until the Board has an opportunity to review the entire year of services.

(j)	“Deferred Compensation Account” means the account maintained by FIBS in accordance with Section 7, with respect to any deferral of Compensation under Section 4 of this Plan. A Participant’s Deferred Compensation Account shall be utilized solely as a device for the determination and measurement of the amounts to be paid to a Participant pursuant to the Plan. The Account shall not constitute or be treated as a trust fund of any kind.

(k)	“Designation of Beneficiary” means the form that indicates a Participant’s choice of Beneficiaries. Only one Designation of Beneficiary is valid, the most recent, and dictates the disposition of all Plan benefits from all deferral years.

(l)	“Disability” means a physical or mental condition which, in the opinion of the Plan Administrator, prevents a Participant from satisfactorily performing a Participant’s usual duties for FIBS. The Plan Administrator’s decision as to Disability will be based upon medical reports and/or other evidence satisfactory to the Plan Administrator.

(m)	“401(k) Plan” means the Savings and Profit Sharing Plan for Employees of First Interstate BancSystem of Montana, Inc.

(n)	“Participant” means a member of a the class of eligible persons determined under Section 3.1, who has been selected for participation in the Plan pursuant to Section 3.2 and whose participation has not terminated under Section 3.4.

(o)	“Participation Agreement” means the agreement executed by a Participant providing for the deferral of a portion of a Participant’s Compensation under the

Plan. The Participation Agreement shall be an integral part of the Plan with respect to the Participant who executes such Participation Agreement. A Participation Agreement is only effective with respect to a single Deferral Period, which must be designated therein.

(p)	“Plan” means the nonqualified defined contribution plan described herein, which shall be known as the “First Interstate BancSystem, Inc. Executive Non-Qualified Deferred Compensation Plan.”

(q)	“Plan Administrator” means the committee appointed by the Board to administer the Plan pursuant to Section 10.

(r)	“Plan Year” means the calendar year.

(s)	“Stock Appreciation Right” means a right to receive a cash payment from FIBS with respect to the exercise of a Stock Option, which has been granted to a Participant in connection with the issuance of a Stock Option under the Stock Option Plan.

(t)	“Stock Appreciation Right Value” means the amount of the cash payment which a Participant is entitled to receive from FIBS with respect to a Stock Appreciation Right at the time of exercise of the related Stock Option (or would become entitled to receive but for the deferral of such receipt pursuant to a Stock Option Deferral Election under this Plan).

(u)	“Stock Option” means an option to purchase FIBS stock which has been granted to a Participant under the Stock Option Plan.

(v)	“Stock Option Deferral Election” means, in the case of a Participant who has been granted one or more Stock Options, an election to convert the gains from the exercise of such options into a deferred payment obligation under this Plan, provided such election meets all the requirements of Section 5.1.

(w)	“Stock Option Deferral Account” means the account maintained by FIBS in accordance with Section 7, which shall reflect the number of Stock Units credited to a Participant with respect to any Stock Option Deferral under this Plan. A Participant’s Stock Option Deferral Account shall be utilized solely as a device for the determination and measurement of the amounts to be paid to a Participant pursuant to the Plan. The Account shall not constitute or be treated as a trust fund of any kind. The value of a Participant’s Stock Option Deferral Account shall be the number of Stock Units credited to the Account, multiplied by the Stock Value.

(x)	“Stock Option Exercise Price” means, with respect to any Stock Option, the per share purchase price of FIBS common stock under the option.

(y)	“Stock Option Plan” means the First Interstate BancSystem of Montana Stock

Option and Stock Appreciation Rights Plan adopted effective November 7, 1984, as amended.

(z)	“Stock Option Value” means, with respect to each share of FIBS common stock which is subject to purchase under a Stock Option, the Stock Value minus the Stock Option Exercise Price applicable to such share at the time of exercise of the Stock Option.

(aa)	“Stock Unit” means one share of hypothetical stock of FIBS, having a value equal to the Stock Value at any time, and having only the other characteristics set forth in this Plan, and subject to all the terms and conditions hereof.

(bb)	“Stock Value” means the per share value of FIBS common stock as determined under the most recent quarterly appraisal used for purposes of valuing FIBS common stock held by the 401(k) Plan, or if the stock is traded on an established securities market, the market value of the stock on the day as of which the value is being determined.

(cc)	“Trust” means the trust established by FIBS that identifies the Plan as a plan with respect to which assets are to be held by the Trustee. The Trust shall conform to the requirements of the model trust described in IRS Revenue Procedure 92-64.

(dd)	“Trustee” means the trustee or trustees under the Trust.

(ee)	“Year of Participation” shall mean a Plan Year during which an employee completed a whole calendar year of full-time service with FIBS and during part or all of which the employee was a Participant.

3. Eligibility and Participation

      3.1 Class of Eligible Individuals. The class of persons who are eligible to participate in the Plan shall be a select group of management or highly compensated employees of FIBS who satisfy such criteria as may be established by the Board from time to time, and all the members of the Board and the Affiliate Boards.

      3.2 Determination of Eligibility. The Board shall have the exclusive power to select the members of the class of eligible personnel described in Section 3.1, if any, who shall participate in the Plan, and to determine the time or times at which each person so selected shall become a Participant. The Board shall notify the Plan Administrator and each person selected of his eligibility to participate, and as a condition of participation shall require the person to execute a written acknowledgment agreeing to be bound by the terms of the Plan.

      3.3 Classes of Participants. The Board may create classes of Participants, each class consisting of one or more Participants for whom contributions shall be limited to any one or more of the following categories as designated by the Board:

(a)	Salary deferrals under Section 4.3(a);

(b)	Bonus deferrals under Section 4.3(b);

(c)	Directors’ fees deferrals under Section 4.3(c);

(d)	Stock Option deferrals (including Stock Appreciation Rights deferrals) under Section 5; and

(e)	Discretionary contributions under Section 6.

      If the Board creates such classes of Participants, then notwithstanding any other provision of this Plan a Participant shall be entitled to elect deferrals or receive contributions only in the categories allowed to members of the class to which the Participant has been assigned by the Board. If the Board does not assign a Participant to a class, the Participant shall be entitled to participate in deferrals and contributions under any of Sections 4, 5 and 6 as provided therein.

      The Board may change the assignment of a Participant from one class to another at any time, provided that such change shall not affect an individual’s right to receive any amounts to which the individual became entitled under this Plan prior to the date of such change y time. The Board shall notify the Plan Administrator and affected Participant(s) of any assignment or reassignment of the Participant to a class of Participants, as soon as practicable thereafter, but any delay in notification or failure to notify the person shall not extend the effective date of assignment or reassignment.

      3.4 Cessation of Participation. A person shall cease to be a Participant in the Plan upon the earlier of (1) the date on which the Board has acted to terminate the person’s participation, or a later date specified by action of the Board, or (2) the date on which the person ceases to be a member of the class of eligible personnel described in Section 3.1. The Board shall notify the Plan Administrator and any person whose participation has been terminated by action of the Board, as soon as practicable thereafter, but any delay in notification or failure to notify the person shall not extend the effective date of termination. Cessation of participation shall not affect an individual’s right to receive any amounts to which the individual became entitled under this Plan prior to the date of such cessation.

4. Deferral Commitments

      4.1 Election to defer Compensation. A Participant may elect to defer Compensation with respect to any Deferral Period by submitting a Participation Agreement to the Plan Administrator no later than the 1st day of the month immediately preceding the Deferral Period. Each year a Participant shall complete a new Participation Agreements in accordance with this section, to indicate the Participant’s Deferral Commitment for the next Deferral Period.

      4.2 Part-Year Participation. If an individual first becomes eligible to participate during a Deferral Period, a Participation Agreement must be submitted to the Plan Administrator no later than thirty (30) days following notification of the individual of eligibility to participate, and such Participation Agreement shall be effective only with regard to Compensation earned and payable following the submission of the Participation Agreement to the Plan Administrator.

      4.3 Form of Deferral. A Participant may elect in his Participation Agreement any of the following Deferral Commitments, as applicable:

(a)	Salary Deferral Commitment. A Participant who is an FIBS employee may elect to defer any portion of his base salary for the Deferral Period. The amount to be deferred shall be stated as an even percentage of base salary or an actual annual dollar amount. If an actual annual dollar amount is used then the deferrals will be proportionately spread out over the normal salary pay periods.

(b)	Bonus Deferral Commitment. A Participant who is an FIBS employee may elect to defer all or a portion of the bonus amounts to be paid by FIBS in the Deferral Period. The amount to be deferred shall be stated as an even percentage of such bonus or an actual annual dollar amount of such bonus.

(c)	Directors’ Fees Deferral Commitment. A Participant who is a member of the Board or an Affiliate Board may elect in the Participation Agreement to defer any portion of his directors’ fees for the Deferral Period. The amount to be deferred shall be stated as an even percentage of directors’ fees or an actual annual dollar amount.

      The amount of salary, bonus and directors’ fees which a Participant elects to defer under each of the preceding subsections shall be separately determined, and shall be credited to a Participant’s Deferred Compensation Account as of the date the salary, bonus or directors’ fees would otherwise have been payable to the Participant.

      4.4 Limitation on Deferral. A Participant may annually defer up to 100 percent of his Compensation. However, the Plan Administrator may impose a maximum and/or minimum deferral amount under Section 4.3(a) and/or Section 4.3(b) from time to time by giving written notice to all affected Participants, provided, however, that no such changes may affect a Deferral Commitment made prior to the Plan Administrator’s action.

      4.5 Modification of Deferral Commitment. A Deferral Commitment shall be irrevocable except that the Plan Administrator may permit a Participant to reduce the amount to be deferred, or waive the remainder of the Deferral Commitment upon a finding that the Participant has suffered a financial hardship. If a Participant ceases receiving Compensation during a Deferral Period due to Disability, the Deferral Commitment shall cease at that time.

5. Stock Option Deferral Election

      5.1 Election to Defer. A Participant who has been granted one or more Stock Options and related Stock Appreciation Rights may elect to convert his right to receive stock and cash under the Stock Option Plan upon exercise of said Stock Options into a deferred payment obligation under this Plan. To be effective, the election to defer must satisfy all the following requirements:

(a)	The election be made on a form prescribed by the Plan Administrator, and must identify the Stock Options which are to be affected by the election;

(b)	The election must be filed with the Plan Administrator at least 6 months in advance of exercise of the identified Stock Options;

(c)	The individual must still be a Participant at the time of exercise; and

(d)	At the time of exercise of the Stock Options, the Participant must submit to the Plan Administrator a certification, in form acceptable to the Plan Administrator, representing that the Participant owns, and has owned continuously for the period of six months ending on the date of exercise, shares of FIBS common stock then having an aggregate Stock Value not less than the aggregate Stock Option Exercise Price for the shares covered by the Stock Options.

      An election which satisfies all the foregoing criteria (a “Stock Option Deferral Election”) shall be effective only with respect to the Participant’s exercise of the particular Stock Options specified in the election.

      5.2 Effect of Election. The Participant’s exercise of Stock Options subject to a Stock Option Deferral Election shall be deemed to be (1) a tender of the shares referenced in Section 5.1(d) in exchange for an equivalent number of shares pursuant to the Stock Options, and (2) a conversion of the Participant’s rights to receive any additional shares under the Stock Options, and to receive cash pursuant to the related Stock Appreciation Rights, into a right to receive deferred compensation under this Plan, whereupon all rights of the Participant with respect to said Stock Options and related Stock Appreciation Rights under the Stock Option Plan shall immediately cease, and the Participant’s rights with respect to said Stock Options and Stock Appreciation Rights will be determined solely under this Plan.

      5.3 Deferred Compensation Credited in Respect of Stock Options and Stock Appreciation Rights. Upon a Participant’s exercise of Stock Options affected by a Stock Option Deferral Election, the following amounts shall be credited to the Participant’s Account:

(a)	To the Participant’s Stock Option Deferral Account, a number of Stock Units which when multiplied by the Stock Value at such time shall equal the sum of the Stock Option Values of the shares which are subject to the Stock Options; and

(b)	To the Participant’s Deferred Compensation Account, a dollar amount equal to the sum of the Stock Appreciation Right Values attributable to such Stock Options, less any amounts required to be withheld by FIBS to satisfy any federal, state and local income and employment tax withholding requirements.

6. Discretionary Contributions

      6.1 Supplementary Matching Contributions. For any Plan Year, FIBS may make a supplementary contribution to this Plan on behalf of each Participant in an amount equal to the difference between (a) and (b) below (or in proportion to such differences as computed separately for each Participant):

(a)	The matching contributions that would have been made to the 401(k) Plan on behalf of the Participant for the Plan Year, without giving effect to (1) any reductions required by the limitations imposed by the Internal Revenue Code, and/or (2) the deferral of Compensation under this Plan; and

(b)	The amount of the matching contributions actually made on behalf of the Participant to the 401(k) Plan for the Plan Year.

      The amount of the contribution, if any, under this section for any Plan Year, and the determination of whether subsection (a)(1) or (a)(2), or both, shall be taken into account, shall be determined by the Board in its sole discretion. Any amount contributed on behalf of a Participant under this Section shall be credited to the Participant’s Deferred Compensation Account, as of the first day of the calendar quarter specified by the Board.

      6.2 Supplementary Discretionary Profit Sharing Contributions. For any Plan Year, FIBS may make a supplementary contribution to this Plan on behalf of each Participant in an amount equal to the difference between (a) and (b) below (or in proportion to such differences as computed separately for each Participant):

(a)	The discretionary profit sharing contributions that would have been made to the 401(k) Plan on behalf of the Participant for the Plan Year, without giving effect to (1) any reductions required by the limitations imposed by the Internal Revenue Code, and/or (2) the deferral of Compensation under this Plan; and

(b)	The amount of the discretionary profit sharing contributions actually made on behalf of the Participant to the 401(k) Plan for the Plan Year.

      The amount of the contribution, if any, under this section for any Plan Year, and the determination of whether subsection (a)(1) or (a)(2), or both, shall be taken into account, shall be determined by the Board in its sole discretion. Any amount contributed on behalf of a Participant under this Section shall be credited to the Participant’s Deferred Compensation Account, as of the first day of the calendar quarter specified by the Board.

      6.3 Discretionary Contributions. For any Plan year FIBS may make additional contributions on behalf of any Participant. The amount of such contributions shall be determined by the Board in its sole discretion, and need not be made in a uniform amount with respect to each Participant, whether as a fixed dollar amount, percentage of Compensation, or otherwise. The amount of any such contribution on behalf of a Participant shall be credited to the

Participant’s Deferred Compensation Account as of the first day of the calendar quarter specified by the Board.

      6.4 Deferred Vesting of Discretionary Contributions. Unless otherwise provided by the Board, contributions made on behalf of a Participant under Section 6.3, and income and gain attributable thereto, shall become vested at the rate of twenty percent for each Year of Participation completed by the Participant. The Board may designate a different vesting schedule and/or method of counting service for vesting purposes, which shall be applicable to a specified Participant or class of Participants and/or one or more specified years’ contributions under Section 6.3. Such designated schedule or method shall be subject to amendment pursuant to Section 11, provided that no amendment will reduce the vested percentage of amounts already credited to a Participant’s Account at the time the amendment is adopted. A Participant shall become fully vested in all nonvested amounts immediately prior to termination of the Participant’s employment by reason of the Participant’s death or Disability. To the extent that any amounts credited to a Participant’s Account are not vested at the time such amounts are otherwise payable under Section 8.1 and 8.3, such amounts shall be forfeited.

7. Administration of Accounts

      7.1 Contributions to Trust.

(a)	Deferred Compensation. A Participant’s Compensation shall be reduced in accordance with the Participant’s Deferral Commitment, and the amounts so deferred shall be paid by FIBS to the Trust as soon as administratively feasible, and shall be credited to a Participant’s Deferred Compensation Account as of the date on which such Compensation would have been paid to the Participant if the Participant had not agreed to defer the receipt of such Compensation.

(b)	Stock Option Deferral Election. Upon a Participant’s exercise of a Stock Option pursuant to a Stock Option Deferral Election, FIBS shall contribute to the Trust a number of shares of FIBS common stock equal to the number of Stock Units credited to the Participant’s Stock Option Deferral Account as a result of such exercise.

(c)	Discretionary Contributions. FIBS shall contribute to the Trust the amount of any discretionary contribution made on behalf of a Participant pursuant to Section 6 as of the date on which such amount is credited to the Participant’s Deferred Compensation Account.

      7.2 Investment of Trust Assets. The assets of the Trust attributable to a Participant’s Deferred Compensation Account, and any cash dividends or other distributions of property (other than FIBS stock) on FIBS common stock held by the Trust, shall be invested in such investments as the Trustee shall determine, in accordance with such directions or guidelines as FIBS may provide to the Trustee from time to time, and which need not be the same for each Participant. Neither FIBS nor the Trustee shall be required to consider a Participant’s investment preferences with regard to investment of the assets attributable to a Participant’s Deferred

Compensation Account.  The assets of the Trust attributable to a Participant’s Stock Option Deferral Account shall be invested in FIBS common stock.

      7.3 Maintenance of Accounts. The Plan Administrator shall establish and maintain a Deferred Compensation Account and Stock Option Deferral Account on behalf of each Participant, as applicable, reflecting a Participant’s elective deferrals and/or credited Stock Units, together with any adjustments for income, expense, gain or loss, any adjustments pursuant to Section 7.4, and any payments from the Account. In the case of a Participant who has been both an employee of FIBS and a member of the Board or an Affiliate Board, separate Deferred Compensation Accounts shall be maintained to reflect Compensation which the individual deferred as an employee and as a director. The Plan Administrator shall cause the Trustee to maintain and invest a separate asset account corresponding to a Participant’s Deferred Compensation Account and/or Stock Option Deferral Account, and a Participant’s Account shall be adjusted as of the last day of each calendar quarter (or more frequently in the Plan Administrator’s discretion) to reflect the income, expense, gains and losses (realized and unrealized) of such separate asset account. A Participant agrees on behalf of himself and his Beneficiary to assume all risk in connection with any decrease in value of the Participant’s Account which corresponds with a decrease in value of the Trust funds which are invested or which continue to be invested in accordance with the provisions of the Trust and this Plan. The Plan Administrator shall establish any sub-accounts as may be necessary for the proper administration of the Plan. As of the last business day of each calendar quarter, the Plan Administrator shall provide each Participant with a statement of his Account reflecting the income, expenses, gains and losses (realized and unrealized), amounts of deferrals, contributions and distributions credited to such Account since the prior statement.

      7.4 Adjustment in Capitalization. In the event of any change in the outstanding shares of FIBS common stock that occurs after a Participant’s exercise of Stock Options pursuant to a Stock Option Deferral Election, by reason of a stock dividend or split, recapitalization, reclassification, merger, consolidation, combination, or exchange of shares or other similar corporate change, the aggregate number of Stock Units credited to the Participant’s Stock Option Deferral Account shall be appropriately adjusted by the Plan Administrator, whose determination shall be conclusive, provided, however, that fractional Stock Units shall be rounded to the nearest whole Stock Unit. In the event of a cash dividend or other distribution other than a distribution of FIBS stock, no adjustment shall be made to a Participant’s Stock Option Deferral Account, but an amount equal to the per share value of such dividend or distribution, multiplied by the number of Stock Units credited to the Participant’s Stock Option Deferral Account, shall be added to the Participant’s Deferred Compensation Account.

      7.5 Adjustment for Distributions and Forfeitures. Any distribution made to a Participant or his Beneficiary pursuant to the Plan, and any forfeiture pursuant to Section 6.4, shall be deducted from such Participant’s Account as of the date on which such distribution is made or such amount is forfeited.

      7.6 Allocation of Trust Expenses. Administrative and Trustee’s fees and expenses which are paid by the Trust shall be allocated as of the last day of the calendar quarter among the

Accounts of all Participant, in proportion to the relative values of their Accounts; provided, however, that if the Plan Administrator determines in its sole discretion that any item of expense relates only to one Participant or group of Participants, that item of expense shall be allocated to (among) the Account(s) of that Participant or group of Participants.

      7.7 Application of Forfeitures. Any amounts forfeited pursuant to Section 6.4 shall be applied to reduce FIBS’s obligation to make further contributions to the Trust under Section 7.1(a) and (c).

8. Payment of Benefits

      8.1 Benefits on Retirement, Termination or Disability. FIBS shall pay a Participant a Plan benefit equal to the aggregate amount of a Participant’s Account by reason of retirement, termination of employment, or Disability. The benefit shall be paid at such time and in such manner as provided in this Section 8.

      In the case of Participant who is a member of the Board or an Affiliate Board, retirement shall be deemed to occur on the later of (1) the Participant’s 65th birthday, or (2) the date the individual ceases to be a member of the Board or Affiliate Board, and if the individual was also an employee and deferred Compensation from salary or bonuses, this section 8 shall be applied separately with respect to amounts deferred from directors’ fees and amounts deferred from salary and/or bonuses.

      A Participant may elect to be treated, for purposes of distribution of benefits under this Plan, as having retired on any June 30 or December 31 after the Participant has reached age 59 1/2, regardless of whether the Participant has terminated from employment from FIBS or has ceased to be a member of the Board or Affiliate Board. Such election must be made in writing, in form acceptable to the Plan Administrator, and filed with the Plan Administrator at least 12 months in advance of the elected retirement date. The Participant may revoke such election by filing a written notice of revocation with the Plan Administrator no later than 12 months prior to the elected retirement date.

      8.2 Death Benefit. Upon the death of a Participant, FIBS shall pay to the Participant’s Beneficiary an amount from the Participant’s Account in the manner selected by the Participant under Section 8.5. If, at a Participant’s death, there is no properly designated living Beneficiary, then any payment(s) due under this Section 8.2 shall be made to the personal representative of the Beneficiary’s estate, or if none, to the Participant’s estate.

      8.3 Commencement of Benefit Payments. Except as provided in Sections 8.4 and 8.6, no benefit payments to a Participant shall be made prior to one of the events specified in section 8.1. The initial benefit payment shall be made at the earlier of January 1 or July 1 following the date when a Participant becomes eligible for the payment of benefits.

      8.4 Hardship Distribution. Notwithstanding Section 8.3, if a Participant suffers an unforeseen emergency, as defined herein, the Plan Administrator, in its sole discretion, may pay to a Participant only that portion, if any, of his Account which the Plan Administrator determines is necessary to satisfy the emergency need, including any amounts necessary to pay any federal or state income taxes reasonably anticipated to result from the distribution. In requesting an emergency payment a Participant shall apply for the payment in writing in a form approved by the Plan Administrator, and shall provide such additional information as the Plan Administrator may require. For purposes of this Section, “unforeseen emergency” means an immediate and heavy financial need resulting from any of the following:

(a)	Financial obligations incurred by a Participant because of sickness, accident, death, or disability in his immediate family which he is not able to pay for out of liquid assets or current cash flow;

(b)	Inability to purchase out of liquid assets or current cash flow, or otherwise reasonably finance, the purchase of a primary residence for a Participant ’s immediate family;

(c)	Inability to pay out of liquid assets or current cash flow, or otherwise reasonably finance, an education for a person in a Participant’s immediate family;

(d)	the need to prevent eviction of a Participant from his principal residence or foreclosure on the mortgage of a Participant’s principal residence;

(e)	Situations permitted by final regulations under Internal RevenueCode section 401(k);

(f)	Situations permitted by written hardship guidelines approved by the Plan Administrator;

(g)	any other circumstance that is determined by the Plan Administrator in its sole discretion to constitute an unforeseen emergency which is not covered by insurance and which cannot reasonably be relieved by the liquidation of a Participant’s assets.

      Any amount distributed to the Participant pursuant to this Section shall be deducted first from the Participant’s Deferred Compensation Account, if any, and then, if the value of the Deferred Compensation Account has been reduced to zero, from the Participant’s Stock Option Deferral Account. The Plan Administrator may round any distribution from the Participant’s Stock Option Deferral Account to the nearest whole Stock Unit.

      8.5 Form of Benefit Payment.

(a)	All Plan Benefits which become payable on a Participant’s retirement, termination of employment or Disability shall be paid in annual installments over a period of 5 years, unless at least 12 months prior to the date as of which benefits become distributable under Section 8.3 the Participant has elected, by filing a written election with and in form acceptable to the Plan Administrator, one of the following alternative forms of distribution, in which case the Participant’s entire benefit will be distributed in the form elected:

	(i)	Lump Sum Payment;

	(ii)	Annual installments over a period of 10 years;

	(iii)	Annual installments over a period of 15 years.

(b)		Benefits which become payable on a Participant’s death shall be payable in accordance with subsection (a), except that the Participant’s election of an alternative form of distribution need not be filed with the Plan Administrator at least 12 months in advance of the commencement date under Section 8.3 to be effective. A Participant may file as part of the Participant’s Designation of Beneficiary a separate election of the method of distribution under subsection (a), which shall take effect only in the event of the Participant’s death prior to the date as of which benefits would otherwise commence under Section 8.3 due to the Participant’s retirement, termination of employment or Disability. If the Participant dies after the benefit commencement date under Section 8.3, distribution of any remaining benefits to the Beneficiary shall continue in the same manner elected by the Participant for distribution during his lifetime, as if the Participant had survived.

(c)		All distributions from a Participant’s Deferred Compensation Account shall be in cash. All distributions from a Participant’s Stock Option Deferral Account shall be in the form of FIBS common stock,. Any stock so distributed shall be subject to the shareholder’s agreement then in force.

(d)		In the case of an installment distribution, the first installment shall be payable as of the commencement date specified in Section 8.3, and each subsequent installment shall be due on the next succeeding anniversary of that date until the entire Account has been distributed. Each installment shall be made from the Participant’s Deferred Compensation Account and Stock Option Deferral Account on a pro rata basis, and the amount of each installment shall be determined by dividing the aggregate value of the Participant’s Account immediately before the distribution by the number of remaining installments (including the current installment). The Plan Administrator may round any distribution from the Participant’s Stock Option Deferral Account to the nearest whole Stock Unit. A Participant’s Account will continue to be adjusted for income, expense, gain and loss on any unpaid balances.

      8.6 Elective Distribution of Deferred Bonus or Directors’ Fees. At the time of making a Bonus Deferral Commitment under Section 4.3(b) or a Directors’ Fees Deferral Commitment under Section 4.3(c), a Participant may designate an elective distribution date with respect to of the amounts so deferred during the Deferral Period. Separate distribution dates may be elected with respect to each of the two categories of Deferral Commitment, but only one date may be elected for either category. The Participant’s election must be in writing, in form acceptable to the Plan Administrator, and must specify that the elective distribution date will be January 1 or July 1 of a designated Plan Year which is subsequent to the Deferral Period for which the election is made. The election will be effective only to the extent the Participant’s Account has not been distributed to him under the preceding provisions of this Section 8 prior to the elected distribution date.

      The Plan Administrator shall maintain a separate Deferred Compensation Account for each Deferral Period with respect to which a Participant makes such an election. Each such separate Deferred Compensation Account shall initially reflect the amount of bonus and/or directors’ fees for which a specific distribution date has been elected by the Participant, and shall be valued and adjusted from time to time as provided in Section 7. An amount equal to the value of the separate Deferred Compensation Account will be distributed to the Participant in a single lump sum as soon as administratively practicable on or after the designated distribution date, unless sooner distributed under the preceding provisions of this Section 8. The Participant may revoke an election under this Section 8.6 or change the elective distribution date to a later January 1 or July 1, by filing a written notice of such revocation or change with the Plan Administrator no later than 12 months prior to the distribution date specified in the election (or in a previous change of the elective distribution date made pursuant to this paragraph). If an election is revoked, the timing of the distribution of amounts which were subject to the election shall be governed by the preceding provisions of this Section 8.

      8.7 Withholding; Payroll Taxes. FIBS shall withhold from payments made hereunder any taxes required to be withheld from such payments under federal, state or local law.

      8.8 Payment to Guardian. If a Plan benefit is payable to a minor or to a person incapable of handling the disposition of this property, the Plan Administrator may direct payment of such Plan benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapacitated person. The Plan Administrator may require proof of incompetency, minority, incapacity or guardianship as it may deem appropriate prior to distribution of the Plan benefit. Such distribution shall completely discharge the Plan Administrator from all liability with respect to such benefit.

9. Rights and Duties of a Participant

      9.1 No Funding. Neither a Participant nor any other person shall have any interest in any fund or in any specific asset or assets of FIBS by reason of this Plan, or for any other reason, or have any right to receive any distributions under the Plan except as and to the extent expressly provided under the Plan. The Plan is intended to be unfunded for tax purposes and, to the extent applicable, Title I of ERISA. A Participant shall be general creditor of FIBS. FIBS shall be responsible for the payment of all benefits provided under the Plan. The assets of the Trust shall be subject to the claims of FIBS’s creditors. To the extent any benefits provided under the Plan are actually paid from the Trust, FIBS shall have no further obligation with respect thereto, but to the extent not so paid, such benefits shall remain the obligation of, and shall be paid by, FIBS.

      9.2 Effect of Participation Agreement and Stock Option Deferral Election. By executing a Participation Agreement or a Stock Option Deferral Election, a Participant agrees to be bound by all of the terms and conditions of the Plan.

      9.3 Cooperation. Each Participant, and each person entitled to receive a payment under this Plan, whether a Beneficiary, a guardian or otherwise, will cooperate with FIBS and the Plan Administrator by furnishing any and all documents, evidence, data or other information requested by FIBS or the Plan Administrator from time to time as they deem necessary or in the best interest of Plan administration.

      9.4 Notice of Amendments. Each Participant shall receive an updated copy of the Plan. Further, a Participant shall receive copies of any amendments to the Plan within ten (10) days after their adoption.

      9.5 Non-Assignability. No right of a Participant or any Beneficiary to receive payment hereunder shall be subject to anticipation, alienation, transfer, sale, assignment, pledge, encumbrance, attachment or garnishment, or otherwise and any attempt to encumber any such payments whether presently or hereafter payable shall be void. No payment under this Plan shall be subject to debts or liabilities of a Participant or any Beneficiary.

      9.6 Receipt and Release. Any payment to a Participant or any Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against FIBS, the Plan Administrator and the Trustee, and the Plan Administrator may require a Participant or any Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect. Every person receiving or claiming payments under the Plan shall be presumed to be mentally competent until the date on which FIBS receives a written notice in a form and manner acceptable to FIBS that such person is incompetent and that a guardian, conservator or other person legally vested with the interest of his estate has been appointed. If a guardian or conservator of the estate for any person receiving or claiming payments under the Plan is appointed, payments under this Plan may be made to such guardian or conservator provided that the proper proof of appointment and continuing qualification is furnished in a form and manner acceptable to FIBS. Any payments so made shall be a discharge of any liability of FIBS for such payments.

      9.7 No Employment Rights. Nothing contained in the Plan shall confer upon a Participant or any other person a right to be employed or to continue in the employ of FIBS, or interfere in any way with the right of FIBS to terminate the employment of a Participant or any other person, with or without cause.

10. Duties of the Plan Administrator

      10.1 Plan Administrator. This Plan shall be supervised and administered by the Plan Administrator, which shall consist of a committee of not less than three (3) persons appointed by the Board. The Plan Administrator shall have the authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the Plan. A majority vote of the committee members who constitute the Plan Administrator shall control any decision.

      10.2 Agents and Consultants. The Plan Administrator may, from time to time, employ other agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to FIBS.

      10.3 Rules and Regulations. The Plan Administrator may from time to time establish rules and regulations for the administration of the Plan and adopt standard forms for such matters as elections, beneficiary designations and applications for benefits, provided such rules and forms are not inconsistent with the provisions of the Plan.

      10.4 Determinations Binding. All determinations of the Plan Administrator shall be binding on all parties. In construing or applying the provisions of the Plan, the Plan Administrator shall have the right to rely upon a written opinion of legal counsel, which may be independent legal counsel or legal counsel regularly employed by FIBS, whether or not any question or dispute has arisen as to any distribution from the Plan.

      10.5 Indemnification. FIBS shall indemnify each member of the committee which constitutes the Plan Administrator against any and all claims, loss, damages, expense, including counsel fees, and liability arising from any action or failure to act in connection with the administration of the Plan, except when the same is judicially determined to be due to the gross negligence or willful misconduct of such member.

11. Amendment and Termination

      11.1 Amendment. FIBS shall have the right to amend the Plan from time to time, by an instrument in writing which has been executed on FIBS’s behalf by its duly authorized officer.

      11.2 Termination. FIBS reserves the right to terminate the Plan at any time, by an instrument in writing which has been executed on FIBS’s behalf by its duly authorized officer. Upon termination, FIBS may (a) elect to continue to maintain the Trust to pay benefits hereunder as they become due as if the Plan had not terminated or (b) direct the Trustee to pay promptly to a Participant (or his Beneficiary) the balance of a Participant’s Deferred Compensation Account and Stock Option Deferral Account. After a Participant and his Beneficiary are paid all plan benefits to which they are entitled, any remaining assets of the Trust shall be disposed of in accordance with the terms of the Trust.

      11.3 Existing Rights. No amendment or termination of the Plan shall adversely affect a Participant’s rights with respect to amounts that have been credited to his Account prior to the date of such amendment or termination. No amendment of the Plan shall adversely affect a Participant’s rights with respect to the Deferral Commitment in effect for the Deferral Period during which such amendment takes effect, or with respect to amounts deferred pursuant to such Deferral Commitment. Termination of the Plan shall prospectively terminate any Deferral Commitment then in effect. A Participant’s rights shall be deemed not to be adversely affected by the distribution of all or part of the Participant’s Account prior to the time benefits would otherwise become payable under Section 8, as the result of an amendment to or termination of the Plan, and neither FIBS, the Plan Administrator nor the Trustee shall be liable to any Participant, Beneficiary or any other person for any tax consequences, loss of earnings, or any other consequences which result from such acceleration of distribution.

12. Miscellaneous

      12.1 Governing Law. This Agreement shall be construed, administered, and governed in all respects under and by the laws of the State of Montana. If any provision of this Agreement shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

      12.2 Headings and Subheadings.. Headings and subheadings in this Agreement are inserted for convenience only and are not to be considered in the construction of the provisions hereof.

      IN WITNESS WHEREOF, FIBS has executed this Agreement on the date and year first above mentioned.

First Interstate BancSystem, Inc.

By /s/ ROBERT A. JONES
Its Plan Administrator

“FIBS”